PROSPECTUS SUPPLEMENT
(To Prospectus dated June 11, 2002)

                              U.S.$25,000,000,000
                        Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D AND E
                          GLOBAL UNITS, SERIES D AND E

                            -----------------------


We, Morgan Stanley Dean Witter & Co., may offer from time to time global medium-term notes, either alone or as part of a unit. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

o    The notes will mature more than nine months from the date of issue.

o The notes will bear interest at either a fixed rate, which may be zero, or a floating rate, which varies during the lifetime of the relevant notes. Floating rates will be based on rates specified in the applicable pricing supplement.

o The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.

o    The notes will be either senior or subordinated.

o The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

o The notes will be issued in fully registered form, in bearer form, or in any combination of registered and bearer forms.

The pricing supplement may also specify that the notes will have additional terms, including the following:

o The notes may be optionally or mandatorily exchangeable for securities of an issuer that is not affiliated with us, for a basket or index of those securities or for the cash value of those securities. In the event exchangeable notes are submitted for listing to the UK Listing Authority, supplemental listing particulars will be prepared.

o Payments on the notes may be linked to currency prices, commodity prices, single securities, baskets of securities or indices.

o    The notes may be either callable by us or puttable by you.

Units may include any combination of notes, universal warrants or purchase contracts. Each universal warrant will either entitle or require you to purchase or sell, and each purchase contract will require you to purchase or sell, (1) securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above, (2) currencies or (3) commodities. The specific terms of any units we offer will be included in the applicable pricing supplement.

Application has been made to the UK Listing Authority for Series D notes only, for an aggregate principal amount outstanding at any time of up to U.S.$25,000,000,000 offered by this prospectus supplement during the twelve months after the date of this prospectus supplement, to be admitted to the Official List of the UK Listing Authority and to the London Stock Exchange plc for such notes to be admitted to trading on the London Stock Exchange plc's market for listed securities. We may make application from time to time for issues of Series D units to be admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc, in connection with which further listing particulars will be produced. Application will, in certain circumstances as described in this prospectus supplement, be made to list Series D notes and Series D units on other stock exchanges. Certain issuances of Series D notes are currently listed or traded on the London Stock Exchange plc, the Paris Bourse and the Singapore Stock Exchange. The Series E notes and Series E units will not be listed on any stock exchange or other relevant authority.

                            -----------------------

     Investing in the notes or units involves risks. See "Foreign Currency
                         Risks" beginning on page S-7.

                            -----------------------

                                           Price to                  Agent's                         Proceeds to
                                            Public                 Commissions                         Company
                                           --------                -----------                       -----------
Per note or unit...................          100%                  .125% - .750%                   99.875% - 99.250%
Total..............................     $25,000,000,000     $31,250,000 - $187,500,000     $24,968,750,000 - $24,812,500,000

The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG, each of which is our affiliate, have agreed to use reasonable efforts to solicit offers to purchase these securities as our agents. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

The agents may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

                            -----------------------

                                 MORGAN STANLEY

June 12, 2002

     o This prospectus supplement, the accompanying prospectus dated June 11, 2002, our Annual Report on Form 10-K for the fiscal year ended November 30, 2001, pages 2 (beginning at the heading "Item 1--Election of Directors") through 6 and pages 9 (beginning at the heading "Beneficial ownership of Company common stock") through 16 (excluding the material included under the heading "Compensation Committee report on executive compensation") and pages 20 through 21 (under the heading "Certain transactions") from the Proxy Statement for our 2002 Annual Meeting of Shareholders, our Quarterly Report on Form 10-Q for the quarter ended February 28, 2002 and our Current Reports on Form 8-K dated December 19, 2001, March 26, 2002, and March 27, 2002, which (excluding any information incorporated by reference in those materials) together constitute listing particulars, which we refer to in this document as the UK Listing Authority Listing Particulars, with regard to the issuance by us of the Series D notes in compliance with the rules of the UK Listing Authority and in accordance with Part VI of the Financial Services and Markets Act 2000 (the "FSMA"), will be delivered for registration to the Registrar of Companies in England and Wales as required by
          Section 83 of the FSMA.

     o Morgan Stanley Dean Witter & Co. accepts responsibility for the information contained in the UK Listing Authority Listing Particulars. To the best of the knowledge and belief of Morgan Stanley Dean Witter & Co. (which has taken all reasonable care to ensure that such is the case), the information contained in the UK Listing Authority Listing Particulars is in accordance with the facts and does not omit anything likely to affect the import of the information. Any reference in this prospectus supplement and the prospectus to "listing particulars" means this prospectus supplement and the prospectus and the other materials specified above as constituting the UK Listing Authority Listing Particulars, in each case excluding any information incorporated by reference in those materials. Morgan Stanley Dean Witter & Co. has determined that any information incorporated by reference in the UK Listing Authority Listing Particulars, including any information to which readers of this document are expressly referred in the text of the listing particulars, does not need to be included in the listing particulars to satisfy the requirements of the FSMA. Morgan Stanley Dean Witter & Co. believes that none of the information incorporated herein by reference conflicts in any material respect with the information included in the UK Listing Authority Listing Particulars.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Prospectus Supplement

Summary.....................................................................S-4
Foreign Currency Risks......................................................S-7
Description of Notes........................................................S-9
Description of Units.......................................................S-36
United States Federal Taxation.............................................S-39
Plan of Distribution.......................................................S-42
Legal Matters..............................................................S-44
Capitalization.............................................................S-45
Board of Directors.........................................................S-46
General Information........................................................S-46

Prospectus

Summary.......................................................................3
Where You Can Find More Information ..........................................7
Consolidated Ratios of Earnings to Fixed
  Charges and Earnings to Fixed Charges
  and Preferred Stock Dividends...............................................8
Morgan Stanley................................................................9
Use of Proceeds...............................................................9
Description of Debt Securities...............................................10
Description of Units.........................................................18
Description of Warrants......................................................23
Description of Purchase Contracts............................................26
Description of Capital Stock.................................................27
Forms of Securities..........................................................38
Plan of Distribution.........................................................41
Legal Matters................................................................43
Experts......................................................................43
ERISA Matters for Pension Plans and Insurance
  Companies..................................................................44

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. Documents incorporated by reference and not included in the UK Listing Authority Listing Particulars do not form part of the UK Listing Authority Listing Particulars. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

Pursuant to the FSMA, in order to be admitted to the Official List of the UK Listing Authority, we are obliged to prepare listing particulars that contain all information which investors and their professional advisers would reasonably require and reasonably expect to find there, in order to make an informed assessment of our assets and liabilities, financial position, profits and losses and prospects and the rights attaching to these notes. In determining what information is so required or is so expected, regard may be had to (1) the nature of the notes, (2) the nature of persons likely to consider their acquisition and (3) certain information available to investors and their professional advisers. In order to satisfy this obligation, we are not permitted to rely upon information incorporated by reference into the document that constitutes listing particulars.

We have determined that the prospectus, prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended November 30, 2001, pages 2 (beginning at the heading "Item 1--Election of Directors") through 6 and pages 9 (beginning at the heading "Beneficial ownership of Company common stock") through 16 (excluding the material included under the heading "Compensation Committee report on executive compensation") and pages 20 through 21 (under the heading "Certain transactions") from the Proxy Statement for our 2002 Annual Meeting of Shareholders, our Quarterly Report on Form 10-Q for the quarter ended February 28, 2002 and our Current Reports on Form 8-K dated December 19, 2001, March 26, 2002 and March 27, 2002 (excluding any information incorporated by reference in those materials) constitute listing particulars and satisfy the requirements of the FSMA.

                                    SUMMARY

     The following summary describes the notes and units we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

     We, Morgan Stanley Dean Witter & Co., may offer from time to time up to U.S.$25,000,000,000, or the equivalent of this amount in other currencies, of the medium-term notes and units described in this prospectus supplement. We will sell the notes and the units primarily outside the United States, but we may also sell them in the United States or both in and outside the United States simultaneously. We refer to the notes and units offered under this prospectus supplement as our "Series D and Series E medium-term notes" and our "Series D and Series E units." We refer to the offering of the Series D and Series E medium-term notes and the Series D and Series E units as our "Series D and Series E program."

General terms of the notes              o    The notes will mature more than
                                             nine months from the date of
                                             issuance and will pay interest, if
                                             any, on the dates specified in the
                                             applicable pricing supplement.
                                        o    The notes will bear interest at
                                             either a fixed rate, which may be
                                             zero, or a floating rate, which
                                             varies during the lifetime of the
                                             relevant notes.
                                        o    The notes will be issued in U.S.
                                             dollars unless we specify
                                             otherwise in the applicable
                                             pricing supplement.
                                        o    The notes will be either senior or
                                             subordinated.
                                        o    The notes may be either callable
                                             by us or puttable by you.
                                        o    Payments on the notes will
                                             generally be increased to offset
                                             the effect of any deduction for
                                             United States withholding taxes
                                             unless the notes are redeemed by
                                             us at our option.
                                        o    Early redemption of the notes will
                                             be permitted or required in some
                                             instances if there are specified
                                             changes in United States taxation
                                             or information reporting
                                             requirements.
                                        o    The notes may be optionally or
                                             mandatorily exchangeable for
                                             securities of an issuer that is
                                             not affiliated with us, for a
                                             basket or index of those
                                             securities or for the cash value
                                             of those securities.
                                        o    Payments of principal and/or
                                             interest on the notes may be
                                             linked to currency prices,
                                             commodity prices, single
                                             securities, baskets of securities
                                             or indices.
                                        o    We may issue amortizing notes that
                                             pay a level amount in respect of
                                             both interest and principal
                                             amortized over the life of the
                                             note.
                                        o    The notes may be issued either
                                             alone or as a part of a unit with
                                             any combination of other
                                             securities.
                                        o    The notes will be issued in bearer
                                             form, in fully registered form, or
                                             in any combination of registered
                                             and bearer forms.
                                        o    We may from time to time, without
                                             your consent, create and issue
                                             additional notes with the same
                                             terms as notes previously issued
                                             so that they may be combined with
                                             the earlier issuance.
                                        o    We have applied to admit the
                                             Series D notes to the Official
                                             List of the UK Listing Authority
                                             and to trading on the London Stock
                                             Exchange plc. We may apply to
                                             admit the Series D units to the
                                             Official List of the UK Listing
                                             Authority and to trading on the
                                             London Stock Exchange plc.

                                             The Series E notes and the Series
                                             E units will not be listed on any
                                             securities exchange or other
                                             relevant authority.

General terms of units                  o    Units may include any combination
                                             of notes, universal warrants or
                                             purchase contracts.
                                        o    Universal warrants will entitle or
                                             require you to purchase from us or
                                             sell to us:
                                             o    securities of an entity not
                                                  affiliated with us, a basket
                                                  of those securities, an index
                                                  or indices of those
                                                  securities or any combination
                                                  of the above;
                                             o    currencies; or
                                             o    commodities.

                                             The pricing supplement will
                                             explain how we or, if specified,
                                             you may satisfy any obligations
                                             under the universal warrants
                                             through the delivery of the
                                             underlying securities, currencies
                                             or commodities or, in the case of
                                             underlying securities or
                                             commodities, the cash value of the
                                             underlying securities or
                                             commodities.

                                        o    Purchase contracts included in
                                             units will require you to purchase
                                             or sell:
                                             o    securities of an entity not
                                                  affiliated with us, a basket
                                                  of those securities, an index
                                                  or indices of those
                                                  securities or any combination
                                                  of the above;
                                             o    currencies; or
                                             o    commodities.

                                             A purchase contract issued as part
                                             of a unit may be either prepaid or
                                             paid at settlement. The applicable
                                             pricing supplement will explain
                                             the methods by which you may
                                             purchase or sell the specified
                                             securities, currencies or
                                             commodities at the settlement of
                                             the purchase contract and any
                                             acceleration, cancellation or
                                             termination provisions or other
                                             provisions relating to the
                                             settlement of the purchase
                                             contract.

                                        o    The applicable pricing supplement
                                             will indicate whether and under
                                             what circumstances securities
                                             included in a unit may be
                                             separated from the other
                                             securities comprised by that unit.

Forms of securities                     The securities that we offer under our
                                        Series D and Series E program may be
                                        issued in bearer form or in fully
                                        registered form and, in each case, in
                                        definitive form or global form, or in
                                        any combination of the above.

                                        Bearer notes initially will be
                                        represented by a temporary global
                                        bearer note that we will deposit with a
                                        common depositary for Euroclear Bank
                                        S.A./N.V., as operator of the Euroclear
                                        System, Clearstream Banking, societe
                                        anonyme, and/or any other relevant
                                        clearing system. Interests in each
                                        temporary global bearer note will be
                                        exchangeable for interests in permanent
                                        global bearer notes or for definitive
                                        registered or bearer notes. Securities
                                        issued in fully registered form will be
                                        represented either by a global security
                                        registered in the name of a common
                                        depositary, or by certificates issued
                                        in definitive form, as set forth in the
                                        applicable pricing supplement. Any note
                                        purchased on original
                                        issuance by or on behalf of a United
                                        States person must, subject to some
                                        exceptions, be a registered note.

How to reach us                         You may contact us at our principal
                                        executive offices at 1585 Broadway, New
                                        York, New York 10036 (telephone number
                                        (212) 761-4000).

                             FOREIGN CURRENCY RISKS

     You should consult your financial and legal advisors as to any specific risks entailed by an investment in notes, units or any of the securities included in units that are denominated or payable in, or the payment of which is linked to the value of, a currency other than the currency of the country in which you are resident or in which you conduct your business, which we refer to as your "home currency." These notes, units or other securities are not appropriate investments for investors who are not sophisticated in foreign currency transactions. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under non-U.S. law that may affect the purchase of or holding of, or the receipt of payments on, the notes, units or any securities included in the units. These persons should consult their own legal and financial advisors concerning these matters.

Exchange Rates and Exchange Controls May Affect Securities' Value or Return

     General Exchange Rate and Exchange Control Risks. An investment in a note, unit or any security included in a unit that is denominated or payable in, or the payment of which is linked to the value of, currencies other than your home currency entails significant risks. These risks include the possibility of significant changes in rates of exchange between your home currency and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by the relevant governmental entities. These risks generally depend on economic and political events over which we have no control.

     Exchange Rates Will Affect Your Investment. In recent years, rates of exchange between some currencies have been highly volatile and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any note, unit or security included in a unit. Depreciation against your home currency of the currency in which a note, unit or security included in a unit is payable would result in a decrease in the effective yield of the note below its coupon rate or in the payout of the unit or security included in the unit and could result in an overall loss to you on a home currency basis. In addition, depending on the specific terms of a currency-linked note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that note.

     There May Be Specific Exchange Rate Risks Applicable to Warrants and Purchase Contracts. Fluctuations in the rates of exchange between your home currency and any other currency (a) in which the exercise price of a warrant or the purchase price of a purchase contract is payable, (b) in which the value of the property underlying a warrant or purchase contract is quoted or (c) to be purchased or sold by exercise of a warrant or pursuant to a purchase contract or in the rates of exchange among any of these currencies may change the value of a warrant, a purchase contract or a unit that includes a warrant or purchase contract. You could lose money on your investment as a result of these fluctuations, even if the spot price of the property underlying the warrant or purchase contract were such that the warrant or purchase contract appeared to be "in the money."

     We Have No Control Over Exchange Rates. Currency exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country's central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders.

     As a consequence, these government actions could adversely affect yields or payouts in your home currency for (a) notes denominated or payable in currencies other than U.S. dollars, (b) currency-linked notes, (c) warrants or purchase contracts where the exercise price or the purchase price is denominated in a currency differing from your home currency or where the value of the property underlying the warrants or purchase contracts is quoted in a currency other than your home currency and (d) warrants or purchase contracts to purchase or sell foreign currency.

     We will not make any adjustment or change in the terms of the notes, units or any security included in a unit in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting your home currency or any applicable foreign currency. You will bear those risks.

     Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any security would not be available when payments on that security are due.

     Alternative Payment Method Used if Payment Currency Becomes Unavailable. If a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate. However, if the applicable currency for any security is not available because the euro has been substituted for that currency, we would make the payments in euro. The mechanisms for making payments in these alternative currencies are explained in "Description of Notes--Interest and Principal Payments" below.

Currency Conversions May Affect Payments on Some Securities

     The applicable pricing supplement may provide for (1) payments on a non-U.S. dollar denominated note, unit or any security included in a unit to be made in U.S. dollars or (2) payments on a U.S. dollar denominated note, unit or any security included in a unit to be made in a currency other than U.S. dollars. In these cases, Morgan Stanley & Co. International Limited, in its capacity as exchange rate agent, or a different exchange rate agent identified in the pricing supplement, will convert the currencies. You will bear the costs of conversion through deductions from those payments. Morgan Stanley & Co. International Limited is our affiliate.

Exchange Rates May Affect the Value of a New York Judgment Involving Non-U.S. Dollar Securities

     The notes, units, universal warrants and purchase contracts will be governed by and construed in accordance with the laws of the State of New York. Unlike many courts in the United States outside the State of New York, the courts in the State of New York customarily enter judgments or decrees for money damages in the foreign currency in which notes, units, universal warrants and purchase contracts are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the relevant currency risk during litigation.

Additional risks specific to particular securities issued under our Series D and Series E program will be detailed in the applicable pricing supplements.

                              DESCRIPTION OF NOTES

     Investors should carefully read the general terms and provisions of our debt securities in "Description of Debt Securities" in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus. If a note is offered as part of a unit, investors should also review the information in "Description of Units" in the prospectus and in this prospectus supplement.

     The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

     o    Capital Units ("Description of Capital Stock--Outstanding Capital
          Stock")
     o    Senior Debt Indenture ("Description of Debt Securities--Indentures")
     o senior indebtedness ("Description of Debt Securities--Subordination Provisions")
     o    Subordinated Debt Indenture ("Description of Debt
          Securities--Indentures")

General Terms of Notes

     We may issue notes under the Senior Debt Indenture or the Subordinated Debt Indenture. The Series D and Series E medium-term notes issued under each indenture, together with our Series C global medium-term notes, referred to below under "Plan of Distribution," will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series. We may create and issue additional notes with the same terms as previous issuances of Series D or Series E notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

     Outstanding Indebtedness of Morgan Stanley. Neither indenture limits the amount of additional indebtedness that we may incur. At February 28, 2002, we had approximately $45 billion aggregate principal amount of debt securities outstanding under the Senior Debt Indenture and approximately $75 million aggregate principal amount of debt securities outstanding under the Subordinated Debt Indenture. For the purposes of this paragraph, these amounts include (1) for any debt security sold with original issue discount, the issue price of that debt security plus all discount accreted as of February 28, 2002, and (2) for any debt security denominated in a foreign currency, the U.S. dollar equivalent on February 28, 2002 of the issue price of that debt security.

     Ranking. Notes issued under the Senior Debt Indenture will rank on a parity with all other senior indebtedness of Morgan Stanley and with all other unsecured and unsubordinated indebtedness of Morgan Stanley, subject to statutory exceptions in the event of liquidation upon insolvency. Notes issued under the Subordinated Debt Indenture will rank on a parity with all other subordinated indebtedness of Morgan Stanley and, together with all other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of our senior indebtedness. See "Description of Debt Securities--Subordination Provisions" in the prospectus. At February 28, 2002, we had outstanding approximately $83 billion of senior indebtedness (including approximately $3 billion of senior indebtedness consisting of guaranteed obligations of the indebtedness of subsidiaries), approximately $75 million of subordinated indebtedness and approximately $66 million of Capital Units. Subsequent to February 28, 2002 and through June 6, 2002, additional senior notes in an aggregate principal amount of $9.7 billion were issued.

     Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our Series D and Series E medium-term notes to the extent applicable (which shall, in the case of Series D Notes that will be admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc, when appropriate, be comprised in supplementary listing particulars):

     o    the specific designation of the notes;

     o    the issue price (price to public);

     o    the aggregate principal amount;

     o    the denominations or minimum denominations;

     o    the original issue date;

     o    whether the notes are senior or subordinated;

     o the stated maturity date and any terms related to any extension of the maturity date;

     o whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

     o for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

     o for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

     o    if the note is an amortizing note, the amortization schedule;

     o whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

     o whether the notes are currency-linked notes and/or notes linked to commodity prices, single securities, baskets of securities or indices;

     o the terms on which early redemption of the notes will be permitted or required in some instances if there are specified changes in United States taxation or information reporting requirements;

     o whether payments on the notes will be increased to offset the effect of any deduction for United States withholding taxes;

     o the terms on which holders of the notes may convert or exchange them into or for stock or other securities of entities not affiliated with us or for the cash value of these securities or for any other property, any specific terms relating to the adjustment of the conversion or exchange feature and the period during which the holders may effect the conversion or exchange;

     o if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the "specified currency," along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

     o whether the notes will be issued in bearer form, in fully registered form, or in any combination of registered and bearer forms;

     o whether the notes will be listed on any stock exchange or other relevant authority;

     o    any other terms on which we will issue the notes.

     Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

     A "business day" means any day, other than a Saturday or Sunday, (a) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (x) in The City of New York or in London or (y) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (z) for notes denominated in Australian dollars, in Sydney, and (b) for notes denominated in euro, that is also a TARGET Settlement Day.

     "Clearstream, Luxembourg" means Clearstream Banking, societe anonyme.

     "Euro LIBOR notes" means LIBOR notes for which the index currency is euros.

     "Euroclear operator" means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

     An "interest payment date" for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

     "London banking day" means any day on which dealings in deposits in the relevant index currency are transacted in the London interbank market.

     The "record date" for any interest payment date for a registered note is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day.

     "TARGET Settlement Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

     References in this prospectus supplement to "U.S. dollars" and "U.S.$" and "$" are to the currency of the United States of America, all references to "pounds sterling" and "Li." are to the currency of the United Kingdom, all references to "Japanese Yen" and "(Y)" are to the currency of Japan and all references to "Australian dollars" and "AUD" are to the currency of the Commonwealth of Australia.

     References in this prospectus supplement to "euro" and "(U)" are to the single currency of participating members states which was introduced on 1st January, 1999 at the commencement of the third stage of European Economic and Monetary Union by which date the euro became the legal currency in eleven member states of the European Union pursuant to the Treaty on European Union.

Forms of Notes

     We will offer the notes on a continuing basis and will issue notes, either alone or as part of a unit, in:

     o definitive bearer form with coupons attached or in temporary or permanent global bearer form without coupons attached;

     o    fully registered definitive or global form without coupons; or

     o    any combination of registered and bearer forms.

References to "bearer notes" will, except where otherwise indicated, include permanent or temporary global bearer notes, as well as definitive bearer notes and any attached coupons.

     Global Bearer Notes. If we issue notes in bearer form, each bearer note will be represented initially by a temporary global bearer note, without attached coupons. We will deposit each temporary global bearer note with a common depositary for the Euroclear operator, Clearstream, Luxembourg and/or any other relevant clearing system authorized to maintain accounts with that common depositary. The Euroclear operator and Clearstream, Luxembourg or, as applicable, any other relevant clearing system, will credit the account designated by or on behalf of the subscriber of those bearer notes with a principal amount of notes equal to the principal amount for which it has subscribed and paid. The interests of the beneficial owner or owners in a temporary global bearer note will be exchangeable for interests in a permanent global bearer note in accordance with the procedures we describe in the next paragraph. A common depositary for the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will hold the permanent global bearer note for credit to the accounts designated by or on behalf of the beneficial owners.

     Exchange of Temporary Global Bearer Notes for Permanent Global Bearer Notes. An interest in a temporary global bearer note may be exchanged for an interest in a permanent global bearer note on or after the exchange date described below if our paying agent receives an ownership certificate required under the United States Treasury Regulations. The "exchange date" for a temporary global bearer note will normally be the 40th day after the date on which we receive the proceeds of the sale of the note. However, if an agent holds a note as part of an unsold allotment or subscription for more than 40 days after the closing date for the note, the exchange date will be the day after the date on which the agent sells the note. The substance of the required ownership certificate and an explanation of how it is delivered to our paying agent is described under "--Interest and Principal Payments" below.

     Exchange of Permanent Global Bearer Notes for Definitive Notes. The beneficial owner of a note represented by a permanent global bearer note may exchange that interest for a definitive bearer note. The beneficial owner must give 30 days' written notice of exchange to the principal paying agent through either the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system. When the principal paying agent receives an initial request to exchange an interest in a permanent global bearer note for a definitive bearer note or notes, all other interests in that permanent global bearer note will be exchanged for definitive notes, although interests in the definitive notes may continue to be held through the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system. All definitive bearer notes will be serially numbered, with coupons, if any, attached.

     In addition, we will exchange all interests in a permanent global bearer note for definitive bearer notes of any authorized denominations if:

     o any note represented by the permanent global bearer note is accelerated following an Event of Default, or

     o either Euroclear or Clearstream, Luxembourg or any other relevant clearing system is closed for business for a continuous period of fourteen days, other than by reason of public holidays, or announces an intention to cease business permanently or in fact does so.

     In the event of any exchange of interests in a permanent global note for definitive notes, the common depositary for the Euroclear operator, Clearstream, Luxembourg and, as applicable, any other relevant clearing system will instruct the principal paying agent regarding the aggregate principal amount and denominations of definitive bearer notes that must be authenticated and delivered to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system. These exchanges will occur at no expense to the beneficial owners, as soon as practicable after the receipt of the initial request for definitive bearer notes or of a notice of acceleration or clearing system closure. No bearer notes will be delivered in the United States.

     Legend. Each bearer note and coupon, if any, will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code."

     Denominations.  Morgan Stanley will issue the notes:

     o for U.S. dollar-denominated notes, in denominations of U.S.$1,000 or any amount greater than U.S.$1,000 that is an integral multiple of U.S.$1,000; or

     o for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of U.S.$1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under "--Interest and Principal Payments--Unavailability of Foreign Currency" below, on the business day immediately preceding the date of issuance.

     New York Law to Govern. The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange and Transfer

     Definitive bearer notes and any coupons are transferable by delivery. You may exchange definitive bearer notes for other bearer notes in other authorized denominations and in an equal aggregate principal amount. The exchange will take place at the offices of the principal paying agent in London, England or at the office of any transfer agent that we designate for that purpose. The terms of, and procedures established under, the indenture govern any exchange of the definitive bearer notes.

     We have designated JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), London Branch, as a transfer and paying agent for the notes and as our principal paying agent for the notes outside the United States. We may at any time appoint additional transfer agents for the notes and may appoint additional paying agents for the notes outside the United States. As long as the Series D notes are admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc and the UK Listing Authority requires it, we will maintain a transfer agent and a paying agent in London. If any European Union Directive on the taxation of savings implementing the agreement reached in the ECOFIN Council meeting of 13 December 2001 or any law implementing or complying with, or introduced in order to conform to, such Directive is introduced, we will maintain a paying agent in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to any such Directive or law.

     You may present registered notes for registration of transfer or exchange at the offices of the registrar or at the offices of any transfer agent that we designate. We have initially designated JPMorgan Chase Bank, acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as our registrar and transfer agent for the registered notes and as our paying agent for registered notes in the United States. All references to a registrar will include any successor registrar that we appoint. We can rescind our initial designation of the registrar or a transfer agent at any time. However, so long as any notes remain outstanding, we will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where registered notes may be presented for registration of transfer and exchange.

     We will not be required to:

     o register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the first publication or other transmission, if applicable, of the relevant notice of redemption, or if registered notes are outstanding and there is no publication, the mailing of the relevant notice of redemption;

     o register the transfer of or exchange any registered note selected for redemption or surrendered for optional repayment, in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed or repaid in part; or

     o exchange any bearer note selected for redemption or surrendered for optional repayment, except that the bearer note may be exchanged for a registered note representing the same principal amount as the bearer note so exchanged if that registered note is simultaneously surrendered for either redemption or repayment.

     No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

     Exchange of Definitive Bearer Notes for Registered Notes. If the applicable pricing supplement so specifies, you may elect to exchange definitive bearer notes, with all unmatured coupons, and all matured coupons, if any, in default, for registered notes. The registered notes must be of authorized denominations and in an equal aggregate principal amount. The exchange will take place at the office of the registrar or at the office of any transfer agent that we may designate for that purpose. Definitive bearer notes that you surrender in exchange for registered notes (1) after the close of business at any designated office on any record date for the payment of interest on a registered note and (2) before the opening of business at the designated office on the relevant interest payment date will be surrendered without the coupon related to the payment of interest on that interest payment date. You can exchange registered notes for registered notes in other authorized denominations and in an equal aggregate principal amount in accordance with the provisions of the indentures. You may not exchange registered notes for bearer notes.

Interest and Principal Payments

     Global Bearer Notes. The paying agent will pay interest on a temporary global bearer note to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system on that portion of the temporary global bearer note held for its account. The paying agent will pay interest to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system only on that portion of the principal amount of the relevant temporary global bearer note for which it receives an ownership certificate signed by the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, as described in the following paragraph. The ownership certificate must be dated the interest payment date. The ownership certificate will be based on ownership certificates provided to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system by its participants. The Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit interest received to the accounts of the participants for the beneficial owners of those accounts only if the participants have furnished ownership certificates.

     The person entitled to receive the principal of or interest on a temporary global bearer note must furnish an ownership certificate through the broker or other direct or indirect participant in the clearing systems through which it holds its interest in order to receive any principal or interest. An ownership certificate is a signed certificate in writing, or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii), stating that on the date of certification, the bearer note is:

     o    owned by a person that is not a United States person; or

     o    owned by a United States person that:

          o is a foreign branch of a United States financial institution, as defined in the applicable United States Treasury Regulations, purchasing for its own account or for resale, or

          o acquired the bearer note through a foreign branch of a United States financial institution and who holds the bearer note through the financial institution through that date,

          in either case, each United States financial institution must agree, on its own behalf or through its agent, that Morgan Stanley may be advised that it will comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the applicable United States Treasury Regulations; or

     o owned by a United States or foreign financial institution for the purposes of resale during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7);

          in addition, if the owner of the bearer note is a United States or foreign financial institution described in this third clause, whether or not also described in the previous clauses, the financial institution must certify that it has not acquired the bearer note for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

     On the exchange date and upon receipt of the required ownership certificates, the paying agent will exchange interests in a temporary global bearer note to the related permanent global bearer note. The paying agent will pay the principal, premium, if any, and interest, if any, on the permanent global bearer note to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system with respect to that portion of the permanent global bearer note held for its account. At maturity, redemption or repayment or on an interest payment date, the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit the principal, premium, if any, and any interest, if any, received to the respective accounts of the beneficial owners of the permanent global bearer note. Payment of principal, premium, if any, and interest, if any, made on any permanent global bearer note will be made to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system in immediately available funds, subject to any applicable laws and regulations.

     If a registered note is issued in exchange for any portion of a permanent global bearer note after the close of business at the office or agency where the exchange occurs on any record date and before the opening of business at the office or agency on the relevant interest payment date, the paying agent will not pay that interest to the beneficial owner of the registered note at that time. Instead, the paying agent will pay that interest to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system only. The Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit the interest to the account of the beneficial owner of that portion of the permanent global bearer note on the record date.

     Definitive Bearer Notes. The paying agent will pay principal, premium, if any, and interest, if any, on a definitive bearer note at maturity or upon redemption or repayment or on any interest payment date only if the notes and/or any coupons relating to that interest payment date are presented and surrendered. The definitive bearer notes and/or coupons must be presented and surrendered at the offices of a paying agent outside the United States. The holder has the option to receive payment (1) by check or (2) by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States. To elect the second option, the paying agent must receive appropriate wire transfer instructions not less than 15 calendar days prior to an applicable payment date. Payment of interest on a definitive bearer note due on any interest payment date will be made only if the coupon relating to that interest payment date is presented and surrendered. Payment will be made in immediately available funds, subject to any applicable laws and regulations.

     All Bearer Notes.  Payment on any bearer note will not be made:

     o    at any office or agency of ours in the United States,

     o    by check mailed to any address in the United States, or

     o by wire transfer to an account maintained with a bank located in the United States.

     Despite these general prohibitions, payments of principal, premium, if any, and interest, if any, on bearer notes payable in U.S. dollars will be made at the office of our paying agent in the Borough of Manhattan, The City of New York, if and only if the payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Registered Notes. The paying agent will pay interest on a registered note to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the registered note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a registered note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest or, in the case of an amortizing note, principal and interest, on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

     Except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make U.S. dollar payments of interest on a registered note either:

     o by check mailed to the address of the person entitled to payment as shown on the note register; or

     o for a holder of at least U.S.$10,000,000 in aggregate principal amount of registered notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

Payments of principal, premium, if any, and interest on registered notes payable other than in U.S. dollars will be made either:

     o by check payable in the specified currency mailed to the address of the person entitled to payment as shown on the note register; or

     o by wire transfer of immediately available funds in the specified currency to the holder's account at a bank located outside the United States, and in the case of a note payable in euro, in a country for which the euro is the lawful currency, if the paying agent has received the holder's written wire transfer instructions on or prior to the fifth business day after the applicable record date, in the case of payments of interest, and on or prior to the tenth business day preceding the maturity date or date of redemption or repayment, in the case of payments of principal and any premium.

     Payments of principal, any premium, and interest, if any, upon maturity, redemption or repayment on a registered note will be made in immediately available funds against presentation and surrender of the note.

     Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium, if any, or interest, if any, on any note. This could occur due to the imposition of exchange controls or other circumstances beyond our control or if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions. If the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars on the basis of the noon dollar buying rate in The City of New York for cable transfers of the currency or currencies in which a payment on any note was to be made, published by the Federal Reserve Bank of New York, which we refer to as the "market exchange rate." If that rate of exchange is not then available or is not published for that particular payment currency, the market exchange rate will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

     o of the specified currency for U.S. dollars for settlement on the payment date;

     o in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

     o    at which the applicable dealer commits to execute a contract.

     One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, the exchange rate agent will determine the market exchange rate at its sole discretion. All determinations made by the exchange rate agent will, in the absence of manifest error, be conclusive for all purposes and binding on Morgan Stanley and the holders of the notes. The exchange rate agent will be Morgan Stanley & Co. International Limited, which is an affiliate of Morgan Stanley.

     These provisions do not apply if a specified currency is unavailable because it has been replaced by the euro. If the euro has been substituted for a specified currency, Morgan Stanley may at its option, or will, if required by applicable law, without the consent of the holders of the affected notes, pay the principal of, premium, if any, or interest, if any, on any note denominated in the specified currency in euro instead of the specified currency, in conformity with legally applicable measures taken pursuant to, or by virtue of, the treaty establishing the European Community, as amended. Any payment made in U.S. dollars or in euro as described above where the required payment is in an unavailable specified currency will not constitute an event of default.

     Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. If any applicable pricing supplement provides that all or a portion of payments of interest or principal on a non-U.S. dollar denominated note may be made, at the option of the holder of the note, in U.S. dollars, procedures for making that election will be described in the pricing supplement. If the election is made, the exchange rate agent will convert the specified currency into U.S. dollars. The conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

     o of the specified currency for U.S. dollars for settlement on the payment date;

     o in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

     o    at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent unless the exchange rate agent is our affiliate. If those bid quotations are not available, payments will be made in the specified currency. The holders of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

     Unclaimed Principal, Premium or Interest. If money is paid by us and held by the applicable trustee or any paying agent for payment of the principal, premium, if any, or interest, if any, on any notes that remain unclaimed at the end of two years after that principal, premium, if any, or interest, if any, has become due and payable, whether at maturity or upon call for redemption or otherwise:

     o the trustee or the paying agent will notify the holders of the notes that money will be repaid to us and any person claiming that money will thereafter look only to us for payment, and

     o    that money will be repaid to us.

Upon repayment, the trustee or the paying agent for that money will not be liable for the money. However, Morgan Stanley's obligation to pay the principal of, premium, if any, or interest on, the notes as they become due will not be limited in any way.

     Discount Notes. Some notes may be considered to be issued with original issue discount which must be included in income for United States federal income tax purposes at a constant yield. If the principal of any note that is considered to be issued with original issue discount is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the prospectus, the amount of principal due and payable on that note will be limited to:

     o    the aggregate principal amount of the note multiplied by the sum of

     o its issue price, expressed as a percentage of the aggregate principal amount, plus

     o the original issue discount amortized from the date of issue to the date of declaration, expressed as a percentage of the aggregate principal amount.

The amortization will be calculated using the "interest method," computed in accordance with generally accepted accounting principles in effect on the date of declaration. See the applicable pricing supplement for any special considerations applicable to these notes.

Fixed Rate Notes

     Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

     How Interest Is Calculated. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "--If a Payment Date Is Not a Business Day."

     When Interest Is Paid. Payments of interest on fixed rate notes will be made on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

     If a Payment Date Is Not a Business Day. If any scheduled interest payment date is not a business day, Morgan Stanley will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, Morgan Stanley may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

     Amortizing Notes. A fixed rate note may pay a level amount in respect of both interest and principal amortized over the life of the note. Payments of principal and interest on amortizing notes will be made on the interest payment dates specified in the applicable pricing supplement, and at maturity or upon any earlier redemption or repayment. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide to the original purchaser, and will furnish to subsequent holders upon request to us, a table setting forth repayment information for each amortizing note.

Floating Rate Notes

     Each floating rate note will mature on the date specified in the applicable pricing supplement.

     Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the "base rate." The base rate may be one or more of the following:

     o    the CD rate,

     o    the commercial paper rate,

     o    EURIBOR,

     o    the federal funds rate,

     o    LIBOR,

     o    the prime rate,

     o    the Treasury rate,

     o    the CMT rate, or

     o any other rate or interest rate formula specified in the applicable pricing supplement and in the floating rate note.

     Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

     o    the specified base rate based on the index maturity,

     o    plus or minus the spread, if any, and/or

     o    multiplied by the spread multiplier, if any.

     For any floating rate note, "index maturity" means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The "spread" is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The "spread multiplier" is the percentage specified in the applicable pricing supplement to be applied to the base rate for a floating rate note.

     Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

     o a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the "maximum interest rate";

     o a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the "minimum interest rate."

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.

     In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than U.S.$250,000 is 16% and for any loan in the amount of U.S.$250,000 or more but less than U.S.$2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of U.S.$2,500,000 or more.

     How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the "initial interest rate." The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually. This period is the "interest reset period" and the first day of each interest reset period is the "interest reset date." The "interest determination date" for any interest reset date is the day the calculation agent will refer to when determining the new interest rate at which a floating rate note will reset, and is applicable as follows:

     o for CD rate notes, commercial paper rate notes, federal funds rate notes, prime rate notes and CMT rate notes, the interest determination date will be the second business day prior to the interest reset date;

     o for EURIBOR notes or Euro LIBOR notes, the interest determination date will be the second TARGET Settlement Day, as defined above under "--General Terms of Notes--Some Definitions," prior to the interest reset date;

     o for LIBOR notes (other than Euro LIBOR notes), the interest determination date will be the second London banking day prior to the interest reset date, except that the interest determination date pertaining to an interest reset date for a LIBOR note for which the index currency is pounds sterling will be the interest reset date; and

     o for Treasury rate notes, the interest determination date will be the day of the week in which the interest reset date falls on which Treasury bills would normally be auctioned.

Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but the auction may be held on the preceding Friday. If, as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, that interest reset date will be the next following business day.

     The interest reset dates will be specified in the applicable pricing supplement. If an interest reset date for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day is in the next calendar month, the interest reset date will be the immediately preceding business day.

     The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

     In the detailed descriptions of the various base rates which follow, the "calculation date" pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and
(2) the business day preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

     How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "--If a Payment Date Is Not a Business Day."

     The applicable pricing supplement will specify a calculation agent for any issue of floating rate notes. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note. The calculation agent will notify the UK Listing Authority and/or the London Stock Exchange plc, in the case of the Series D notes admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange plc, and the paying agents of each determination of the interest rate applicable to any floating rate note promptly after the determination is made.

     For a floating rate note, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

     o by 360, in the case of CD rate notes, commercial paper rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes, except for LIBOR notes denominated in pounds sterling, and prime rate notes;

     o    by 365, in the case of LIBOR notes denominated in pounds sterling; or

     o by the actual number of days in the year, in the case of Treasury rate notes and CMT rate notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

     All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with 0.000005% rounded up to 0.00001%), and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent (with one-half cent rounded upward). All Japanese Yen amounts used in or resulting from these calculations will be rounded downward to the next lower whole Japanese Yen amount. All amounts denominated in any other currency used in or resulting from these calculations will be rounded to the nearest two decimal places in that currency (with 0.005 rounded up to 0.01).

     When Interest Is Paid. Morgan Stanley will pay interest on floating rate notes on the interest payment dates specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     If a Payment Date Is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Base Rates

     CD Rate Notes

     CD rate notes will bear interest at the interest rates specified in the CD rate notes and in the applicable pricing supplement. Those interest rates will be based on the CD rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "CD rate" means, for any interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)."

     The following procedures will be followed if the CD rate cannot be determined as described above:

     o If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the calculation date, the CD rate will be the rate on that interest determination date set forth in the daily update of H.15(519), available through the world wide website of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/current, or any successor site or publication, which is commonly referred to as the "H.15 Daily Update," for the interest determination date for certificates of deposit having the index maturity specified in the applicable pricing supplement, under the caption "CDs (Secondary Market)."

     o    If the above rate is not yet published in either H.15(519) or the
          H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the CD rate to be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the calculation agent, after consultation with us, for negotiable certificates of deposit of major

          United States money center banks of the highest credit standing in the market for negotiable certificates of deposit with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time.

     o If the dealers selected by the calculation agent are not quoting as set forth above, the CD rate for that interest determination date will remain the CD rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     Commercial Paper Rate Notes

     Commercial paper rate notes will bear interest at the interest rates specified in the commercial paper rate notes and in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "commercial paper rate" means, for any interest determination date, the money market yield, calculated as described below, of the rate on that date for commercial paper having the index maturity specified in the applicable pricing supplement, as that rate is published in H.15(519), under the heading "Commercial Paper--Nonfinancial."

     The following procedures will be followed if the commercial paper rate cannot be determined as described above:

     o If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, then the commercial paper rate will be the money market yield of the rate on that interest determination date for commercial paper of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading "Commercial Paper--Nonfinancial."

     o If by 3:00 p.m., New York City time, on that calculation date the rate is not yet published in either H.15(519) or the H.15 Daily Update, then the calculation agent will determine the commercial paper rate to be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that interest determination date of three leading dealers of commercial paper in The City of New York selected by the calculation agent, after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating agency.

     o If the dealers selected by the calculation agent are not quoting as set forth above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "money market yield" will be a yield calculated in accordance with the following formula:

                                       D x 360
            money market yield =  ----------------   x 100
                                   360 - (D x M)

where "D" refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     EURIBOR Notes

     EURIBOR notes will bear interest at the interest rates specified in the EURIBOR notes and in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     "EURIBOR" means, for any interest determination date, the rate for deposits in euros as sponsored, calculated and published jointly by the European Banking Federation and ACI - The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, for the index maturity specified in the applicable pricing supplement as that rate appears on the display on Moneyline Telerate, Inc., or any successor service, on page 248 or any other page as may replace page 248 on that service, which is commonly referred to as "Telerate Page 248," as of 11:00 a.m. (Brussels time).

     The following procedures will be followed if the rate cannot be determined as described above:

     o If the above rate does not appear, the calculation agent will request the principal Euro-zone office of each of four major banks in the Euro-zone interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered rate for deposits in euros, at approximately 11:00 a.m. (Brussels time) on the interest determination date, to prime banks in the Euro-zone interbank market for the index maturity specified in the applicable pricing supplement commencing on the applicable interest reset date, and in a principal amount not less than the equivalent of U.S.$1 million in euro that is representative of a single transaction in euro, in that market at that time. If at least two quotations are provided, EURIBOR will be the arithmetic mean of those quotations.

     o If fewer than two quotations are provided, EURIBOR will be the arithmetic mean of the rates quoted by four major banks in the Euro-zone, as selected by the calculation agent, after consultation with us, at approximately 11:00 a.m. (Brussels time), on the applicable interest reset date for loans in euro to leading European banks for a period of time equivalent to the index maturity specified in the applicable pricing supplement commencing on that interest reset date in a principal amount not less than the equivalent of U.S.$1 million in euro.

     o If the banks so selected by the calculation agent are not quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     "Euro-zone" means the region comprising member states of the European Union that have adopted the single currency in accordance with the treaty establishing the European Community, as amended.

     Federal Funds Rate Notes

     Federal funds rate notes will bear interest at the interest rates specified in the federal funds rate notes and in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "federal funds rate" means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as displayed on Moneyline Telerate, Inc., or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as "Telerate Page 120."

     The following procedures will be followed if the federal funds rate cannot be determined as described above:

     o If the above rate is not published by 9:00 a.m., New York City time, on the calculation date, the federal funds rate will be the rate on that interest determination date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

     o    If the above rate is not yet published in either H.15(519) or the
          H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, the calculation agent will determine the federal funds rate to be the arithmetic mean of the rates for the last transaction in overnight federal funds by each of three leading brokers of federal funds transactions in The City of New York selected by the calculation agent, after consultation with us, prior to 9:00 a.m., New York City time, on that interest determination date.

     o If the brokers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     LIBOR Notes

     LIBOR notes will bear interest at the interest rates specified in the LIBOR notes and in the applicable pricing supplement. That interest rate will be based on London interbank offered rate, which is commonly referred to as "LIBOR," and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The calculation agent will determine "LIBOR" for each interest determination date as follows:

     o    As of the interest determination date, LIBOR will be either:

          o if "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date, that appear on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on that interest determination date, if at least two offered rates appear on the Designated LIBOR Page; except that if the specified Designated LIBOR Page, by its terms provides only for a single rate, that single rate will be used; or

          o if "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the index currency having the index maturity designated in the applicable pricing supplement, commencing on the second London banking day immediately following that interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, that appears on the Designated LIBOR Page at approximately 11:00 a.m., London time, on that interest determination date.

     o If (1) fewer than two offered rates appear and "LIBOR Reuters" is specified in the applicable pricing supplement, or (2) no rate appears and the applicable pricing supplement specifies either (x) "LIBOR Telerate" or (y) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in the index currency for the period of the index maturity specified in the applicable pricing supplement commencing on the second London banking day immediately following the interest determination date or, if pounds sterling is the index currency, commencing on that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

     o If at least two quotations are provided, LIBOR determined on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the applicable interest reset date as the arithmetic mean of the rates quoted at approximately 11:00 a.m., London time, or some other time specified in the applicable pricing supplement, in the applicable principal financial center for the country of the index currency on that interest reset date, by three major banks in that principal financial center selected by the calculation agent, after consultation with us, for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative of a single transaction in that index currency in that market at that time.

     o If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "index currency" means the currency specified in the applicable pricing supplement as the currency for which LIBOR will be calculated, or, if the euro is substituted for that currency, the index currency will be the euro. If that currency is not specified in the applicable pricing supplement, the index currency will be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable index currency or its designated successor, or (b) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on Moneyline Telerate Inc., or any successor service, on the page specified in the applicable pricing supplement, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

     If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR for the applicable index currency will be determined as if LIBOR Telerate were specified, and, if the U.S. dollar is the index currency, as if Page 3750, had been specified.

     Prime Rate Notes

     Prime rate notes will bear interest at the interest rates specified in the prime rate notes and in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "prime rate" means, for any interest determination date, the rate on that date as published in H.15(519) under the heading "Bank Prime Loan."

     The following procedures will be followed if the prime rate cannot be determined as described above:

     o If the above rate is not published prior to 9:00 a.m., New York City time, on the calculation date, then the prime rate will be the rate on that interest determination date as published in H.15 Daily Update under the heading "Bank Prime Loan."

     o If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 Page, as defined below, as that bank's prime rate or base lending rate as in effect for that interest determination date.

     o If fewer than four rates appear on the Reuters Screen USPRIME 1 Page for that interest determination date, the calculation agent will determine the prime rate to be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that interest determination date by at least three major banks in The City of New York selected by the calculation agent, after consultation with us.

     o If the banks selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     "Reuters Screen USPRIME 1 Page" means the display designated as page "USPRIME 1" on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the USPRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

     Treasury Rate Notes

     Treasury rate notes will bear interest at the interest rates specified in the Treasury rate notes and in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "Treasury rate" means:

     o the rate from the auction held on the applicable interest determination date, which we refer to as the "auction," of direct obligations of the United States, which are commonly referred to as "Treasury Bills," having the index maturity specified in the applicable pricing supplement as that rate appears under the caption "INVESTMENT RATE" on the display on Moneyline Telerate, Inc., or any successor service, on page 56 or any other page as may replace page 56 on that service, which we refer to as "Telerate Page 56," or page 57 or any other page as may replace page 57 on that service, which we refer to as "Telerate Page 57," or

     o if the rate described in the first bullet point is not published by 3:00 p.m., New York City time, on the calculation date, the bond equivalent yield of the rate for the applicable Treasury Bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or

     o if the rate described in the second bullet point is not published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury Bills, announced by the United States Department of the Treasury, or

     o if the rate referred to in the third bullet point is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury Bills having the index maturity specified in the applicable pricing supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

     o if the rate referred to in the fourth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

     o if the rate referred to in the fifth bullet point is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, or

     o if the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     The "bond equivalent yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                            D x N
             bond equivalent yield =  ----------------   x  100
                                       360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     CMT Rate Notes

     CMT rate notes will bear interest at the interest rates specified in the CMT rate notes and in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

     The "CMT rate" means, for any interest determination date, the rate displayed on the Designated CMT Telerate Page, as defined below, under the caption "... Treasury Constant Maturities ... Federal Reserve Board Release H.15... Mondays Approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index, as defined below, for:

     o the rate on that interest determination date, if the Designated CMT Telerate Page is 7051; and

     o the week or the month, as applicable, ended immediately preceding the week in which the related interest determination date occurs, if the Designated CMT Telerate Page is 7052.

     The following procedures will be followed if the CMT rate cannot be determined as described above:

     o If the above rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

     o If the above rate described in the first bullet point is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index or other United States Treasury rate for the Designated CMT Maturity Index on the interest determination date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

     o If the information described in the second bullet point is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will determine the CMT rate to be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date, reported, according to their written records, by three leading primary United States government securities dealers, which we refer to as a "reference dealer," in The City of New York, which may include an agent or other affiliates of ours, selected by the calculation agent as described in the following sentence. The calculation agent will select five reference dealers, after consultation with us, and will eliminate the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States, which are commonly referred to as "Treasury notes," with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than that Designated CMT Maturity Index minus one year. If two Treasury notes with an original maturity as described above have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

     o If the calculation agent cannot obtain three Treasury notes quotations as described in the immediately preceding sentence, the calculation agent will determine the CMT rate to be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the interest determination date of three reference dealers in The City of New York, selected using the same method described in the immediately preceding sentence, for Treasury notes with an original maturity equal to the number of years closest to but not less than the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000.

     o If three or four (and not five) of the reference dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

     o If fewer than three reference dealers selected by the calculation agent are quoting as described above, the CMT rate for that interest determination date will remain the CMT rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

     "Designated CMT Telerate Page" means the display on Moneyline Telerate, Inc., or any successor service, on the page designated in the applicable pricing supplement or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the Designated CMT Telerate Page will be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, which is either 1, 2, 3, 5, 7, 10, 20 or 30 years, as specified in the applicable pricing supplement, for which the CMT rate will be calculated. If no maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index will be two years.

Exchangeable Notes

     Morgan Stanley may issue notes, which we refer to as "exchangeable notes," that are optionally or mandatorily exchangeable into:

     o    the securities of an entity not affiliated with Morgan Stanley;

     o    a basket of those securities;

     o    an index or indices of those securities; or

     o    any combination of, or the cash value of, the above.

     The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below.

     Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at specific times, exchange the note for the underlying property at a specified rate of exchange. If specified in the applicable pricing supplement, Morgan Stanley will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption.

     Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property. Mandatorily exchangeable notes may include notes where Morgan Stanley has the right, but not the obligation, to require holders of notes to exchange their notes for the underlying property.

     Payments upon Exchange. The pricing supplement will specify if upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be the securities of either United States or foreign entities or both. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement. Exchangeable notes for which a holder may receive the underlying property will not be admitted to the Official List of the UK Listing Authority or to trading on the London Stock Exchange plc unless listing particulars about the underlying property have been approved by the UK Listing Authority.

     Special Requirements for Exchange of Global Securities. If an optionally exchangeable note is represented by a global bearer note or by definitive notes that remain on deposit with a common depositary or specified depository, as the case may be, for the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, the beneficial owner must exercise the right to exchange through the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system. In order to ensure that the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will timely exercise a right to exchange a particular note or any portion of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system of its desire to exchange in accordance with the then applicable operating procedures of the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice will be delivered to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.

     Payments upon Acceleration of Maturity or upon Tax Redemption. If the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity, or is redeemed as set forth below under "--Tax Redemption," the amount payable on:

     o an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of declaration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount of cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

     o a mandatorily exchangeable note will equal an amount determined as if the date of declaration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

     Morgan Stanley may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to one or more commodity prices, securities of entities not affiliated with us, baskets of those securities or indices of those securities. These notes may include other terms, which will be specified in the relevant pricing supplement.

Currency-Linked Notes

     Morgan Stanley may issue notes with the principal amount payable on any principal payment date and/or the amount of interest payable on any interest payment date to be determined by reference to the value of one or more currencies as compared to the value of one or more other currencies, which we refer to as "currency-linked notes." The pricing supplement will specify the following:

     o information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed;

     o the currency in which the face amount of the currency-linked note is denominated, which we refer to as the "denominated currency";

     o the currency in which principal on the currency-linked note will be paid, which we refer to as the "payment currency";

     o the interest rate per annum and the dates on which Morgan Stanley will make interest payments;

     o specific historic exchange rate information and any currency risks relating to the specific currencies selected; and

     o    additional tax considerations, if any.

     The denominated currency and the payment currency may be the same currency or different currencies. Interest on currency-linked notes will be paid in the denominated currency.

Redemption and Repurchase of Notes

     Optional Redemption by Morgan Stanley. The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity, other than as provided under "--Tax Redemption" below, or will indicate the terms of our option to redeem the notes.

     Notice of Redemption. Morgan Stanley will provide notice of redemption to holders of bearer notes, in the manner described under "--Notices" below, once in each of three successive calendar weeks. The first publication will be not less than 30 nor more than 60 days prior to the date fixed for redemption or will be within the redemption notice period designated in the applicable pricing supplement. Notice to the holders of bearer notes held only in global form will be made through the customary notice procedures of the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system. Morgan Stanley will provide notice of redemption to holders of registered notes in the manner described under "--Notices" below, not less than 30 days and not more than 60 days prior to the date fixed for redemption or within the redemption notice period designated in the applicable pricing supplement. The notes, except for amortizing notes, will not be subject to any sinking fund.

     Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have Morgan Stanley repay the note on a date or dates specified prior to its maturity date. The repayment price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repayment. For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

     For Morgan Stanley to repay a note, the principal paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

     o the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed, together with any unmatured coupons; or

     o a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, Western Europe or Japan setting forth the name of the holder of the note in the case of a registered note only, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, with any unmatured coupons, will be received by the principal paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

     Exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

     Open Market Purchases by Morgan Stanley. Morgan Stanley may purchase notes at any price in the open market or otherwise. Notes so purchased by Morgan Stanley may, at the discretion of Morgan Stanley, be held or resold or surrendered to the relevant trustee for cancellation.

Tax Redemption

     All Notes. The notes may be redeemed as a whole at our option at any time prior to maturity, if we determine that, as a result of:

     o any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or

     o any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment becomes effective on or after the date of the pricing supplement in connection with the issuance of the notes or any other date specified in the applicable pricing supplement, we are or will become obligated to pay additional amounts (as defined below under "--Payment of Additional Amounts") with respect to the notes as described below under "--Payment of Additional Amounts." The redemption price will be equal to 100% of the principal amount of the notes, except as otherwise specified in the applicable pricing supplement or unless the note is a mandatorily exchangeable note, together with accrued interest to the date fixed for redemption. See "Description of Notes--Exchangeable Notes--Payments upon Acceleration of Maturity or upon Tax Redemption" for information on mandatorily exchangeable notes.

     Morgan Stanley will give notice of any tax redemption. Notice of tax redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption or within the redemption notice period specified in the applicable pricing supplement. The date and the applicable redemption price will be specified in the notice, which will be given in accordance with "--Notices" below.

     Prior to giving notice of tax redemption under this paragraph, Morgan Stanley will deliver to the applicable trustee:

     o a certificate stating that Morgan Stanley is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of Morgan Stanley to so redeem have occurred; and

     o an opinion of counsel satisfactory to the trustee to the effect that Morgan Stanley is entitled to effect the redemption based on the statement of facts set forth in the certificate.

However, no notice of tax redemption will be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment on the notes were then due. We refer to the date on which the certificate is delivered to the trustee is the "redemption determination date."

     If any date fixed for redemption is a date prior to the exchange date, definitive bearer notes will be issuable on and after the redemption date as if the redemption date had been the exchange date. Receipt of ownership certificates, described above under "--Interest and Principal Payments" is a condition to the delivery of definitive bearer notes.

     Special Tax Redemption for Bearer Notes. If we determine that any payment of principal, premium, if any, or interest, if any, due on any bearer note or coupon that we or the paying agent made outside the United States would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind, which would disclose to us, any paying agent or any governmental authority the nationality, residence or identity of a beneficial owner of a bearer note or coupon who is a United States Alien, as defined below in "--Payment of Additional Amounts," other than a requirement that:

     o    would not be applicable to a payment made by us or any paying agent

          o    directly to the beneficial owner or

          o to a custodian, nominee or other agent of the beneficial owner, unless the payment by the custodian, nominee or agent to the beneficial owner would otherwise be subject to any similar requirement, or

     o can be satisfied by the custodian, nominee or other agent certifying to the effect that the beneficial owner is a United States Alien, unless the payment by the custodian, nominee or agent to the beneficial owner would otherwise be subject to any similar requirement, then we will (1) redeem the bearer notes, as a whole, at a redemption price equal to 100% of the principal amount of the bearer notes, except as otherwise specified in the applicable pricing supplement or unless the note is a mandatorily exchangeable note, together with accrued interest to the date fixed for redemption, or (2) at our election, if the conditions described below in "--Election to Pay Additional Amounts Rather than Redeem," are satisfied, pay the additional amounts specified in that paragraph. See "Description of Notes--Exchangeable Notes--Payments upon Acceleration of Maturity or upon Tax Redemption" above for information on mandatorily exchangeable notes.

     We will make the determination and election described above as soon as practicable and publish or transmit, as applicable, prompt notice, which we refer to as the "determination notice," stating:

     o the effective date of the certification, identification or other information reporting requirements,

     o whether we will redeem the bearer notes or have elected to pay the additional amounts specified in "--Election to Pay Additional Amounts Rather than Redeem," and

     o if we elect to redeem, the last date by which the redemption of the bearer notes must take place.

If we redeem the bearer note for this reason, the redemption will take place on a date, not later than one year after the publication of the determination notice. We will elect the date fixed for redemption by notice to the applicable trustee at least 60 days prior to the date fixed for redemption or within the redemption notice period specified in the applicable pricing supplement. Notice of the redemption of the bearer notes will be given to the holders of the bearer notes not more than 60 nor less than 30 days prior to the date fixed for redemption or within the redemption notice period designated in the applicable pricing supplement. The redemption notice will include a statement as to the last date by which the bearer notes to be redeemed may be exchanged for registered notes.

     Notwithstanding the foregoing, we will not redeem the bearer notes if we subsequently determine, not less than 30 days prior to the date fixed for redemption, or prior to the last day of the specified redemption notice period in the applicable pricing supplement, that subsequent payments would not be subject to any certification, identification or other information reporting requirement, in which case we will publish or transmit, as applicable, prompt notice of the determination and revoke any earlier redemption notice.

     The right, if any, of the holders of bearer notes called for tax redemption as described above to exchange bearer notes for registered notes will terminate at the close of business of the principal paying agent on the fifteenth day prior to the date fixed for redemption, and no further exchanges of bearer notes for registered notes will be permitted.

     Election to Pay Additional Amounts Rather than Redeem. If and so long as the certification, identification or other information reporting requirements referred to in "--Special Tax Redemption for Bearer Notes" would be fully satisfied by payment of a backup withholding tax or similar charge, we may elect to pay additional amounts as defined below under "--Payment of Additional Amounts" as may be necessary so that every net payment made outside the United States following the effective date of the requirements by us or any paying agent of principal, premium, if any, or interest, if any, due in respect of any bearer note or any coupon of which the beneficial owner is a United States Alien will not be less than the amount provided for in the bearer note or coupon to be then due and payable after deduction or withholding for or on account of the backup withholding tax or similar charge, other than a backup withholding tax or similar charge that:

          o is imposed in connection with a certification, identification or other information reporting requirement described in the bullet points in the first paragraph following the heading "Special Tax Redemption for Bearer Notes," or

          o is imposed as a result of presentation of the bearer note or coupon for payment more than 15 days after the date on which the payment becomes due and payable or on which payment of the bearer note or coupon is duly provided for, whichever occurs later.

Our ability to elect to pay additional amounts as described in this paragraph is conditioned on there not being a requirement that the nationality, residence or identity of the beneficial owner be disclosed to us, any paying agent or any governmental authority, as a result of the payment of the additional amounts.

     If we elect to pay any additional amounts as described in this "--Election to Pay Additional Amounts Rather than Redeem," we will have the right to redeem the bearer notes as a whole at any time by meeting the same conditions described in "--Special Tax Redemption for Bearer Notes," and the redemption price of the bearer notes will not be reduced for applicable withholding taxes. If we elect to pay additional amounts as described in this "--Election to Pay Additional Amounts Rather than Redeem," and the condition specified in the first sentence of this "--Election to Pay Additional Amounts Rather than Redeem," should no longer be satisfied, then we will redeem the bearer notes as a whole under the applicable provisions of "--Special Tax Redemption for Bearer Notes."

Payment of Additional Amounts

     Subject to the exceptions and limitations set forth below, we will pay any additional amounts, which we refer to as the "additional amounts," to the beneficial owner of any note or of any coupon issued with a bearer note who is a United States Alien as may be necessary in order that every net payment of the principal of and interest on the note and any other amounts payable on the note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of that payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in the note or coupon to be then due and payable.

     We will not, however, make any payment of additional amounts to any beneficial owner who is a United States Alien for or on account of:

     o any present or future tax, assessment or other governmental charge that would not have been so imposed but for

          o the existence of any present or former connection between the beneficial owner, or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for United States federal income tax purposes, and the United States and its possessions, including, without limitation, the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in a trade or business or present in the United States or having, or having had, a permanent establishment in the United States, or

          o the presentation by or on behalf of the beneficial owner of any note or coupon for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of the note or coupon is duly provided for, whichever occurs later;

     o any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization or a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended;

     o any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note;

     o any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any note, if payment can be made without the required withholding by any other paying agent in a city in Western Europe;

     o any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of the note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a direct or indirect subsidiary of ours; or

     o    any combination of the items listed above.

In addition, we will not be required to make any payment of additional amounts with respect to any note or coupon presented for payment:

     o where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the agreement reached in the ECOFIN Council meeting of 13 December 2001 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

     o by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant note or coupon to another paying agent in a member state of the European Union.

Nor will we pay additional amounts with respect to any payment on a note to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States, or any political subdivision of the United States, to be included in the income, for tax purposes, of a beneficiary of, or settlor to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner held its interest in the note directly.

     As used in this prospectus supplement, the term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

Replacement of Notes and Interest Coupons

     At the expense of the holder, we will replace any notes or coupons that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes or coupons must be delivered to the applicable trustee, the principal paying agent or the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes or coupons must be delivered to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the applicable trustee may be required before a replacement note or coupon will be issued.

Notices

     Notice to Holders of Bearer Notes. Except as provided in the next sentence, we will publish notices to holders of bearer notes in a newspaper in the English language of general circulation in the Borough of Manhattan, The City of New York, and in The City of London, and, if required by Luxembourg law or stock exchange regulation, in Luxembourg. We may give notice to the beneficial owners of bearer notes held only in global form through the customary notice procedures of the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system, in which case we will not publish the notice in a newspaper unless required to by law or stock exchange or other relevant authority regulation.

     Notices will be deemed to have been given on the date of publication, or other transmission, as applicable, or, if published in newspapers or transmitted on different dates, on the date of the first publication or transmission.

     Notices to Holders of Registered Notes. We will mail notice to each holder of a registered note by first class mail, postage prepaid. The notice will be mailed to the respective address of each holder as that address appears upon our books.

                              DESCRIPTION OF UNITS

     Investors should carefully read the general terms and provisions of our units in "Description of Units" in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus. If a note is offered as part of a unit, investors should also review the information in "Description of Debt Securities" in the prospectus and in "Description of Notes" in this prospectus supplement. If a universal warrant is offered as part of a unit, investors should also review the information in "Description of Warrants" in the prospectus. If a purchase contract is offered as part of a unit, investors should also review the information in "Description of Purchase Contracts" in the prospectus.

     The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

     o    purchase contract ("Description of Purchase Contracts")
     o    purchase contract property ("Description of Purchase Contracts")
     o    Unit Agreement ("Description of Units")
     o    universal warrant ("Description of Warrants--Offered Warrants")
     o universal warrant agent ("Description of Warrants--Significant Provisions of the Warrant Agreements")
     o    warrant property ("Description of Warrants--Offered Warrants")

Further Information on Units

     Terms Specified in Pricing Supplement. Morgan Stanley may issue from time to time units that may include one or more notes, universal warrants or purchase contracts. The applicable pricing supplement will describe:

     o the designation and the terms of the units and of the notes, universal warrants, purchase contracts, or any combination of notes, universal warrants or purchase contracts, included in those units, including whether and under what circumstances those notes, universal warrants or purchase contracts may be separately traded;

     o    any additional terms of the Unit Agreement; and

     o any additional provisions for the issuance, payment, settlement, transfer or exchange of the units, or of the securities comprised by those units.

     Units will be issued in denominations of whole units only, with face amounts as indicated in the applicable pricing supplement.

     Universal warrants will entitle or require you to purchase from us or sell to us:

     o securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

     o    currencies; or

     o    commodities.

     Purchase contracts included in Series D or Series E units will require you to purchase or sell:

     o securities of an entity not affiliated with us, a basket of those securities, an index or indices of those securities or any combination of the above;

     o    currencies; or

     o    commodities.

     Payments on Units and Securities Comprised by Units. At the office of the unit agent in the Borough of Manhattan, The City of New York, maintained by us for that purpose, and, for units in bearer form, at the office of JPMorgan Chase Bank, London Branch, as unit agent and collateral agent for the units outside of the United States, the holder may:

     o present the units, accompanied by each of the securities then comprised by that unit, for payment or delivery of warrant property or purchase contract property or any other amounts due;

     o    register the transfer of the units; and

     o exchange the units, except that global bearer units will be exchangeable only in the manner and to the extent set forth below.

     We may at any time appoint additional unit agents or other agents with respect to the units outside the United States. The holder will not pay a service charge for any registration of transfer or exchange of the units or of any security included in a unit or interest in the unit or security included in a unit, except for any tax or other governmental charge that may be imposed.

Form of Units

     The units will be issued in the form corresponding to the form of the notes comprised by the units and, will be issued

     o in definitive bearer form or in temporary or permanent global bearer form, or

     o    in fully registered definitive form, or

     o    in any combination of the above bearer or registered forms.

     Each other security comprised by a unit will be in the corresponding form. Units will be issued in denominations of a single unit and any integral multiple of a single unit, with face amounts as indicated in the applicable pricing supplement, generally corresponding to the principal amount of the notes comprised by the units. See "Description of Notes--Forms of Notes" above.

     Exchanging Units. Registered units will be exchangeable for registered units in other authorized denominations, in an equal aggregate principal amount. Bearer units will not be issuable in exchange for registered units. Registered units may be presented for registration of transfer or exchange at the offices of the unit agent or at the offices of any other agent designated by us for that purpose. Bearer units may be presented for exchange in the manner set forth below. No service charge will be made for any registration of transfer or exchange of units, but we may require payment of a sum sufficient to cover any tax or other governmental charge. Bearer units, together with the securities comprised by the unit, will be transferable by delivery.

     Global Bearer Units. If we issue units in bearer form, each bearer unit will be represented initially by a temporary global bearer unit. Each temporary global bearer unit will be deposited with a common depositary for the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system. The Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will credit the account designated by or on behalf of the subscriber with a number, and specified face amount, if applicable, of units equal to the number, and specified face amount, if applicable, for which it has subscribed and paid. The interests of the beneficial owner or owners in a temporary global bearer unit, and in the temporary global form of any universal warrant or purchase contract comprised by the unit, will be exchangeable for an interest in a permanent global bearer unit. The exchange will be made at the time, and to the extent, of the exchange of the interest in the temporary global bearer note comprised by the unit, in accordance with procedures described above under "Description of Notes--Forms of Notes." If no note is included in a unit, the applicable pricing supplement will describe any applicable exchange procedure. The permanent global bearer unit will be held by a common depositary for the Euroclear operator, Clearstream, Luxembourg, or, as applicable, any other relevant clearing system for credit to the account designated by or on behalf of the beneficial owner. The temporary global bearer unit can be exchanged for a permanent global bearer unit 40 days after the date on which Morgan Stanley receives the proceeds of the sale of the note comprised by the unit.

     Exchange of Global Bearer Units for Definitive Bearer Units. The beneficial owner of a unit represented by a permanent global bearer unit may exchange the interest in the permanent global bearer unit for a definitive bearer unit, consisting of the definitive forms of each security included in the unit. If the applicable pricing supplement so discloses, the beneficial owner of a temporary global bearer unit may also exchange its interest in the temporary global bearer unit for a definitive registered unit, comprising the definitive registered forms of each security included in the unit, of any authorized denominations. The beneficial owner must give 30 days' written notice of exchange to the principal paying agent through either the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system. Upon receipt by the unit agent of an initial request to exchange an interest in a permanent global bearer unit for a definitive bearer unit, all other interests in that permanent global bearer unit will be exchanged for definitive units, consisting of the definitive forms of each security included in the unit. All definitive bearer units will be serially numbered. The common depositary for the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will instruct the unit agent regarding the aggregate principal amount and denominations of definitive bearer units that must be authenticated and delivered to the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system. These exchanges will occur at no expense to the beneficial owners, as soon as practicable after the receipt of the initial request for definitive bearer units or of a notice of acceleration or clearing system closure. No bearer unit will be delivered in the United States. The holder can exchange definitive bearer units in other authorized denominations and in an equal aggregate number. The exchange will take place at the offices of the unit agent or at the office of any other agent designated by Morgan Stanley for that purpose.

     Special Requirements for Exercise of Rights for Global Units. If a unit represented by a global bearer unit or by definitive units that remain on deposit with a common depositary for Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system:

     o includes a universal warrant entitling the holder to exercise the universal warrant to purchase or sell warrant property,

     o includes any note or purchase contract that entitles the holder to redeem, accelerate or take any other action concerning that note or purchase contract, or

     o otherwise entitles the holder of the unit to take any action under the unit or any security included in that unit,

then, in each of the cases listed above, the holder must exercise those rights through the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system.

     In order to ensure that the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system will timely exercise a right conferred by a unit or by the securities included in that unit, the beneficial owner of that unit must instruct the broker or other direct or indirect participant through which it holds an interest in that unit to notify the Euroclear operator, Clearstream, Luxembourg or, as applicable, any other relevant clearing system of its desire to exercise that right. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a unit in order to ascertain the deadline for ensuring that timely notice will be delivered to the common depositary.

                         UNITED STATES FEDERAL TAXATION

     In the opinion of Sidley Austin Brown & Wood LLP, counsel to Morgan Stanley, the following summary accurately describes the principal United States federal income and estate tax consequences of ownership and disposition of the securities by a foreign holder, as defined below. This summary is based on the United States Internal Revenue Code of 1986, as amended, which we refer to as the "Code," and existing and proposed Treasury Regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as nonresident alien individuals who have lost United States citizenship or who have ceased to be treated as resident aliens, corporations that are treated as foreign or domestic personal holding companies, controlled foreign corporations, or passive foreign investment companies and foreign holders that are owned or controlled by persons subject to United States federal income tax. Persons considering the purchase of the securities should consult their own tax advisors with regard to the application of the United States federal income and estate tax laws to their particular situations as well as to any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     As used in this prospectus supplement, the term "foreign holder" means a beneficial owner of a security issued under our Series D and Series E program who or that is:

     o a nonresident alien individual for United States federal income tax purposes,

     o a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, that was not created or organized in or under the laws of the United States, any state of the United States or the District of Columbia,

     o an estate the income of which is not subject to United States federal income tax regardless of its source, or

     o    a trust if either

          o primary supervision over the administration of the trust is unable to be exercised by a United States court, or

          o the authority to control all substantial decisions of the trust does not rest with one or more United States persons.

Income Taxes

     Notes

     Except as otherwise discussed below, a foreign holder will generally not be subject to United States federal income tax, including withholding tax, on payments of principal or premium, if any, or interest (including original issue discount, if any) on a note or coupon, or proceeds from the sale or disposition of a note or coupon, provided that

     o the payments or proceeds are not effectively connected with the conduct of a trade or business by the foreign holder within the United States,

     o the foreign holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote,

     o the foreign holder has no past or present status as a bank receiving interest under Section 881(c)(3)(A) of the Code,

     o the foreign holder does not have a "tax home," as defined in Section 911(d)(3) of the Code or an office or other fixed place of business in the United States, and

     o in the case of a note issued in registered form, required certification of the foreign holder's non-United States status is provided to Morgan Stanley or the agent (generally on IRS Form W-8BEN).

     Optionally Exchangeable Notes

     A foreign holder will generally not be subject to United States federal income tax, including withholding tax, with regard to an optionally exchangeable note if

     o the optionally exchangeable note is treated as indebtedness of Morgan Stanley for United States federal income tax purposes,

     o the optionally exchangeable note is exchangeable only into securities that are actively traded, into a basket of securities that are actively traded or an index or indices of securities that are actively traded, and

     o the requirements for exemption from tax listed above under "--Notes" are met.

     With regard to the above requirements, optionally exchangeable notes for which the principal amount payable in cash equals or exceeds the issue price, i.e., the initial offering price to the public at which price a substantial amount of the respective optionally exchangeable notes is sold, will be treated as indebtedness of Morgan Stanley for United States federal income tax purposes. No opinion is expressed in this prospectus supplement as to the impact of the "United States real property holding company" rules, which could affect the taxation of foreign holders. Persons considering the purchase of optionally exchangeable notes should refer to the discussion relating to United States federal taxation in the applicable pricing supplement for disclosure, if any is deemed necessary, concerning the applicability of these rules. For information regarding the United States federal income tax consequence of ownership and disposition of the property received in exchange for an optionally exchangeable note, please refer to the publicly available documents described in the applicable pricing supplement.

     Mandatorily Exchangeable Notes

     Under current United States federal income tax law, it is unclear how a mandatorily exchangeable note will be treated. Accordingly, nothing in this prospectus supplement should be construed to describe how mandatorily exchangeable notes are treated with regard to foreign holders. Prospective purchasers of mandatorily exchangeable notes are urged to review the applicable pricing supplement and consult with their tax advisors.

     Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices

     The United States federal income tax consequences to a foreign holder of the ownership and disposition of notes that have principal or interest determined by reference to commodity prices, securities of entities not affiliated with Morgan Stanley, baskets of these securities or indices may vary depending upon the exact terms of the notes and related factors. Notes containing these features may be subject to rules that differ from the general rules discussed above under "--Notes." In these circumstances, persons intending to purchase these notes should refer to the discussion relating to United States federal taxation in the applicable pricing supplement for additional disclosure, if any is deemed necessary.

     Units

     Under current United States federal income tax law, the treatment of a foreign holder of a unit, including a foreign holder of the note and/or the universal warrants or purchase contracts comprised by a unit, is unclear. Prospective purchasers of units are urged to review the discussion relating to United States federal taxation in the applicable pricing supplement and consult with their tax advisors.

Backup Withholding

     A foreign holder of a bearer note or coupon will generally not be subject to backup withholding or information reporting with respect to payments on, and to proceeds of the sale before maturity of, the bearer note or coupon. Backup withholding and information reporting requirements will likewise generally not apply to those payments made on a registered note if the required certification of the foreign holder's non-United States status is provided to Morgan Stanley or the agent.

     Foreign holders of securities should consult their tax advisors regarding the application of information reporting and backup withholding requirements or rules to their particular situations, the availability of an exemption from the information reporting and backup withholding requirements, and the procedure for obtaining an exemption, if available. Any amounts withheld from a payment to a foreign holder under the backup withholding rules will be allowed as a credit against the foreign holder's United States federal income tax liability and may entitle the foreign holder to a refund except that the required information is furnished to the United States Internal Revenue Service.

Estate Taxes

     A note (other than a mandatorily exchangeable note) held by an individual who at the time of his or her death is not a citizen or domiciliary of the United States will generally not be subject to United States federal estate tax as a result of the individual's death, unless (i) income derived by the individual on the note would have been subject to United States federal income tax because the note was held in connection with a trade or business in the United States, or (ii) an applicable estate tax treaty provides otherwise. If an applicable estate tax treaty provides otherwise, the fair market value of securities, other than notes that were not issued as part of a unit, may be includable in the gross estate of a non- resident alien individual for United States federal estate tax purposes. With respect to mandatorily exchangeable notes, holders should consult the applicable pricing supplement and their tax advisors.

     The United States federal income and estate tax discussion set forth above is included for general information only and may not be applicable depending on a foreign holder's particular situation. Persons considering the purchase of notes or units should consult their own tax advisors with regard to the tax consequences to them of the ownership and disposition of notes or units.

                              PLAN OF DISTRIBUTION

     Morgan Stanley is offering the Series D and Series E medium-term notes and the Series D and Series E units on a continuing basis exclusively through Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG, which we refer to individually as an "agent" and together as the "agents," who have agreed to use reasonable efforts to solicit offers to purchase these securities. Morgan Stanley will have the sole right to accept offers to purchase these securities and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, Morgan Stanley will pay an agent, in connection with sales of these securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .125% to .750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. Morgan Stanley and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

     Morgan Stanley may also sell these securities to an agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. That agent may resell these securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the securities it has purchased as principal to other dealers. That agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from Morgan Stanley. After the initial public offering of securities that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

     In compliance with United States federal income tax laws and regulations, Morgan Stanley and each agent has agreed that it will not, in connection with the original issuance of any bearer notes either alone or as part of a unit or during the restricted period with respect to such bearer notes, offer, sell or deliver, directly or indirectly, any bearer notes either alone or as part of a unit in the United States or its possessions or to United States persons, other than as permitted by the applicable Treasury Regulations. In addition, each agent has represented and agreed that it will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling bearer notes are aware of the above restrictions on the offering, sale or delivery of bearer notes.

     Each of the agents may be deemed to be an "underwriter" within the meaning of the United States Securities Act of 1933. Morgan Stanley and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. Morgan Stanley has also agreed to reimburse the agents for specified expenses.

     Morgan Stanley estimates that it will spend approximately $6,518,000 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering.

     With respect to securities to be offered or sold in the United Kingdom, each agent, underwriter, dealer, other agent and remarketing firm participating in the distribution of the securities has represented and agreed, or will represent and agree, that:

          (1) in relation to securities which have a maturity of one year or more and in respect of which admission to listing in accordance with
          Part VI of the FSMA is to be sought, it has not offered or sold and will not offer or sell any of those securities to persons in the United Kingdom prior to admission of those securities to the listing except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

          (2) in relation to securities which have a maturity of one year or more and in respect of which admission to the listing is not to be sought, it has not offered or sold and, prior to the expiry of the period of six months from the date of issue of those securities, will not offer or sell any of those securities to persons in the United

          Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

          (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom;

          (4) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to Morgan Stanley; and

          (5) with respect to any securities that must be redeemed before the first anniversary of the date of their issue, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business, and (b) it has not offered or sold and will not offer or sell any such securities other than to persons:

               (i) whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

               (ii) who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses,

          where the issue of the securities would otherwise constitute a contravention of Section 19 of the FSMA by Morgan Stanley.

     The securities have not been, and will not be, registered under the Securities and Exchange Law of Japan. Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for the reoffering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan. As used in this section, a resident of Japan refers to any person resident in Japan including any corporation or other entity organized under the laws of Japan.

     Securities denominated or payable in or indexed to Swiss francs with a maturity of more than one year may only be offered and sold from time to time by us through Bank Morgan Stanley AG, acting as agent for us or as lead manager in a syndicated transaction. The issuance of securities denominated or payable in or indexed to Swiss francs with a maturity of more than one year will take place in compliance with Swiss law and the relevant regulations of the Swiss National Bank in effect from time to time.

     We have represented and agreed, and any dealers will represent and agree, that securities will be issued outside of the Republic of France and that we and any dealers will not offer or sell any securities in the Republic of France and will not distribute or cause to be distributed in the Republic of France this prospectus supplement or the prospectus or any other offering material relating to the securities, except to (i) qualified investors (investisseurs qualifies) and/or (ii) within a restricted circle of investors (cercle restreint d'investisseurs), all as defined in and in accordance with Article L.411-2 of the Code Monetaire et Financier and Decree no 98-880 dated 1st October, 1998.

     Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG are each an affiliate of ours. We have been advised by the agents that they intend to make a market in these securities or, if separable, any other securities included in units, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these securities or if separable, any other securities included in any units.

     In order to facilitate the offering of these securities, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the agents may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agents under any overallotment option. The agents can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the agents will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The agents may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The agents must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of these securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, these securities or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these securities above independent market levels or prevent or retard a decline in the market price of these securities. The agents are not required to engage in these activities, and may end any of these activities at any time.

     Concurrently with the offering of these securities through the agents, we may issue other debt securities under the indentures referred to in this prospectus supplement or other units similar to those described in this prospectus supplement. Those debt securities may include medium-term notes and units under our Series C prospectus supplement. We refer to those notes as "Series C medium-term notes" and those units as "Series C units." The Series C medium-term notes and Series C units may have terms substantially similar to the terms of the securities offered under this prospectus supplement. The Series C medium-term notes and Series C units may be offered concurrently with the offering of these securities, on a continuing basis in the United States by Morgan Stanley, under a distribution agreement with Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., as agents for Morgan Stanley. The terms of that distribution agreement, which we refer to as the U.S. Distribution Agreement, are substantially similar to the terms of the distribution agreement for the offering of securities in the Series D and E program, except for selling restrictions specified in that distribution agreement. Any Series C medium-term note or Series C unit sold under the U.S. Distribution Agreement, and any debt securities, debt warrants or pre-paid purchase contracts issued by Morgan Stanley under the indentures or any preferred stock, warrants or purchase contracts issued by Morgan Stanley will reduce the aggregate offering price of the securities that may be offered under this prospectus supplement, any pricing supplement and the accompanying prospectus.


                                 LEGAL MATTERS

     The validity of the notes, the units and any securities included in the units will be passed upon for Morgan Stanley by Sidley Austin Brown & Wood LLP or other counsel who is satisfactory to the agents and who may be an officer of Morgan Stanley. Davis Polk & Wardwell will pass upon some legal matters relating to the notes, units and any securities included in the units for the agents. Davis Polk & Wardwell has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters, including in connection with its private equity and leveraged capital activities.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization and indebtedness of Morgan Stanley as of February 28, 2002, based on Morgan Stanley's unaudited condensed consolidated financial statements for the quarter ended February 28, 2002.

     The following information should be read in conjunction with Morgan Stanley's audited consolidated financial statements for its 2001, 2000 and 1999 fiscal years, the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, all as contained in Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 2001, and Morgan Stanley's unaudited condensed consolidated financial statements for the quarter ended February 28, 2002 and Management's Discussion and Analysis of Financial Condition and Results of Operations, all as contained in Morgan Stanley's Quarterly Report on Form 10-Q for the quarter ended February 28, 2002, which Annual Report on Form 10-K and Quarterly Report on Form 10-Q form part of the UK Listing Authority Listing Particulars.

                                                                                          February 28, 2002
                                                                                          -----------------
                                                                                           (In millions,
                                                                                         except share data)

Commercial paper and other short-term borrowings (1)....................................U.S.$        40,258

Current portion of long-term borrowings.................................................              8,324
                                                                                        -------------------
        Total short-term indebtedness (3)(4)............................................U.S.$        48,582
                                                                                        ===================

Long-term borrowings (2)(3)(4)..........................................................U.S.$        38,874
Capital Units...........................................................................                 66
Preferred Securities Issued by Subsidiaries.............................................              1,210
Shareholders' equity:
   Common stock, U.S.$0.01 par value; authorized 3,500,000,000 shares; issued and
      fully paid up 1,211,685,904 shares; outstanding 1,101,194,353 shares..............                 12
   Paid-in capital......................................................................              3,675
   Retained earnings....................................................................             23,865
   Employee stock trust.................................................................              3,054
   Accumulated other comprehensive income (loss)........................................               (263)
                                                                                        -------------------
        Subtotal........................................................................             30,343

   Note receivable related to ESOP......................................................                (29)
   Common stock held in treasury, at cost 110,491,551 shares............................             (6,368)
   Common stock issued to employee trust................................................             (3,054)
                                                                                        -------------------
        Total shareholders' equity......................................................             20,892
                                                                                        -------------------

   Total capitalization (4).............................................................U.S.$        61,042
                                                                                        ===================

   Total capitalization and total short-term indebtedness (4)...........................U.S.$       109,624
                                                                                        ===================

---------
(1) Other short-term borrowings include bank loans, Federal Funds and bank notes.

(2) Subsequent to February 28, 2002 and through June 6, 2002, additional senior notes in an aggregate principal amount of U.S.$9.7 billion were issued. Morgan Stanley currently has effective registration statements pursuant to which it may issue up to an aggregate principal amount of U.S.$25 billion of debt securities, warrants, preferred stock, depositary shares, purchase contracts, units and capital securities.

(3) As of February 28, 2002, Morgan Stanley guaranteed $3 billion of indebtedness of its subsidiaries. As of the date of this prospectus supplement, all of Morgan Stanley's indebtedness is unsecured and not guaranteed by any third party.

     In accordance with U.S. GAAP, Morgan Stanley's contingent liabilities where a liability is less than probable or cannot be reasonably estimated are discussed in Note 8 to Morgan Stanley's Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended November 30, 2001 and in Note 10 to Morgan Stanley's Condensed Consolidated Financial Statements in the Quarterly Report on Form 10-Q for the quarter ended February 28, 2002.

(4) As of the date of this prospectus supplement and except as disclosed in these footnotes to the preceding table, there has been no material change in the capitalization, indebtedness and contingent liabilities of Morgan Stanley or in the amount of indebtedness guaranteed by Morgan Stanley since February 28, 2002.

                               BOARD OF DIRECTORS

     The current directors of Morgan Stanley and their offices, if any, with Morgan Stanley are listed below. The business address of each director is 1585 Broadway, New York, New York 10036. You may refer to our Proxy Statement for our 2002 Annual Meeting of Shareholders for further information about each director, including each director's significant outside activities.


Philip J. Purcell.............Chairman of the Board and Chief Executive Officer
Robert G. Scott...............President, Chief Operating Officer and Director
Robert P. Bauman..............Director
Edward A. Brennan.............Director
John E. Jacob.................Director
C. Robert Kidder..............Director
Charles F. Knight.............Director
John W. Madigan...............Director
Miles L. Marsh................Director
Michael A. Miles..............Director
Laura D'Andrea Tyson..........Director


                              GENERAL INFORMATION

     Admission to the Official List of the UK Listing Authority and to trading on the market for listed securities of the London Stock Exchange plc of the Series D notes offered by this prospectus supplement is expected to be granted by the UK Listing Authority and the London Stock Exchange plc, respectively, on or about June 14, 2002 subject only to issuance of Series D notes, including temporary global notes. The authorized advisor with respect to the application for the listing of the Series D notes by the UK Listing Authority is Morgan Stanley & Co. International Limited.

     Deloitte & Touche LLP, independent auditors and certified public accountants, have audited the consolidated statements of financial condition of Morgan Stanley as of November 30, 2001 and 2000 and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders' equity for the fiscal years ended November 30, 2001, 2000 and 1999 and an unqualified opinion has been reported thereon.

     Sidley Austin Brown & Wood LLP has given and not withdrawn its written consent to the inclusion in this prospectus supplement of its opinion under "United States Federal Taxation" and has authorized the contents of that part of the listing particulars for the purposes of Part VI of the FSMA.

     The obligation of a prospective purchaser, including any of the agents, to pay for any notes or units it has agreed to purchase is subject to the satisfaction of certain conditions which, if not satisfied or waived, would result in the purchaser having no obligation to pay for any of those notes or units.

     The issuance of the notes, the units, the universal warrants and the purchase contracts was authorized pursuant to resolutions adopted at meetings of the Board of Directors of Morgan Stanley held on September 21, 2001 and December 11, 2001.

     Morgan Stanley is incorporated in the State of Delaware, U.S.A., and its registered office is located at The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.

     Except as disclosed on page S-45 of this prospectus supplement or in the prospectus or in Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 2001, Quarterly Report on Form 10-Q for the quarter ended February 28, 2002 and Current Reports on Form 8-K dated December 19, 2001, March 26, 2002 and March 27, 2002, all of which form part of the UK Listing Authority Listing Particulars, there has been no significant change in the financial or trading position of Morgan Stanley and its consolidated subsidiaries since February 28, 2002, the date of the latest published unaudited interim financial statements, and there has been no material adverse change in the financial or business position of Morgan Stanley and its consolidated subsidiaries since November 30, 2001, the date of the latest published audited financial statements.

     Except for the legal proceedings disclosed under "Item 3. Legal Proceedings" of Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended November 30, 2001 and "Item 1. Legal Proceedings" of Part II of Morgan Stanley's Quarterly Report on Form 10-Q for the quarter ended February 28, 2002, as of the date of this prospectus supplement, there are no, nor have there been any, legal, arbitration or administrative proceedings, including any such proceedings which are pending or threatened of which Morgan Stanley is aware, involving Morgan Stanley or any of its consolidated subsidiaries which may have or have had during the previous 12 months a significant effect on Morgan Stanley's consolidated financial position.

     Deloitte & Touche LLP, the auditors of Morgan Stanley, have given and have not withdrawn their written consent to the inclusion in these listing particulars of their report in the form and context in which it is included and have authorized the contents of that part of the listing particulars for the purpose of Part VI of the FSMA.

     The notes and, subject to certain limitations, units have been accepted for clearance through the Euroclear operator, Clearstream, Luxembourg and, in the case of (i) French notes, (ii) French units and (iii) purchase contracts and universal warrants included in any French unit, which we refer to collectively as "French securities," Euroclear France. The appropriate code for each issue allocated by the Euroclear operator, Clearstream, Luxembourg and, in the case of French securities, Euroclear France will be contained in the applicable pricing supplement. Transactions will normally be effected for settlement not earlier than two business days after the date of the transaction.

     Copies of the Euro Distribution Agreement dated June 12, 2002 among Morgan Stanley and the agents, the U.S. Distribution Agreement dated June 11, 2002 among Morgan Stanley, Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., each of the Indentures, the opinion of Sidley Austin Brown & Wood LLP referred to in the first paragraph under "United States Federal Taxation" on page S-39, Morgan Stanley's Annual Reports on Form 10-K for the fiscal years ended November 30, 2000 and November 30, 2001, Morgan Stanley's Quarterly Reports on Form 10-Q for 2000, 2001 and 2002, Morgan Stanley's listing particulars, all of Morgan Stanley's future Annual, Quarterly and Current Reports, supplementary listing particulars and pricing supplements and Morgan Stanley's Certificate of Incorporation and Amended and Restated Bylaws, will, from the date of this prospectus supplement and so long as any note, unit, universal warrant or purchase contract is outstanding and throughout the term of the medium-term note program, which we refer to as the "Program," be available for inspection during business hours at the corporate trust office of each of the trustees in The City of New York, the office of each paying agent and the principal executive offices of Morgan Stanley specified in the accompanying prospectus. Morgan Stanley's Quarterly Reports on Form 10-Q contain unaudited quarterly financial statements.

     Documents incorporated by reference in this prospectus supplement and any part of the Registration Statement not included in this prospectus supplement do not form part of the listing particulars.

     Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement, but not the listing particulars, to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

PRINCIPAL EXECUTIVE OFFICES                           REGISTERED OFFICE OF THE
      OF THE COMPANY                                     COMPANY IN DELAWARE

       1585 Broadway                                The Corporation Trust Center
 New York, New York  10036                               1209 Orange Street
          U.S.A.                                     Wilmington, Delaware  19801
                                                               U.S.A.

                                    TRUSTEES

      (Senior Notes)                                    (Subordinated Notes)
    JPMorgan Chase Bank                             Bank One Trust Company, N.A.
   450 West 33rd Street                                   1 Bank One Plaza
 New York, New York  10001                            Chicago, Illinois  60670
          U.S.A.                                               U.S.A.

                   PRINCIPAL PAYING AGENT, EXCHANGE AGENT AND
              TRANSFER AGENT FOR BEARER NOTES AND REGISTERED NOTES
                   UNIT AGENT AND COLLATERAL AGENT FOR UNITS
                      WARRANT AGENT FOR UNIVERSAL WARRANTS

                              JPMorgan Chase Bank
                                 Trinity Tower
                              9 Thomas More Street
                                 London E1W 1YT
                                      U.K.


                        OTHER PAYING AGENT AND TRANSFER
                           AGENT FOR REGISTERED NOTES

                              JPMorgan Chase Bank
                              450 West 33rd Street
                            New York, New York 10001
                                     U.S.A.

 LEGAL ADVISORS TO THE COMPANY                      LEGAL ADVISORS TO THE AGENTS

Sidley Austin Brown & Wood LLP                          Davis Polk & Wardwell
       875 Third Avenue                                 450 Lexington Avenue
   New York, New York 10022                           New York, New York 10017
            U.S.A.                                             U.S.A.


                               AUTHORIZED ADVISOR

                   Morgan Stanley & Co. International Limited
                                25 Cabot Square
                                  Canary Wharf
                                 London E14 4QA
                                      U.K.


                            AUDITORS OF THE COMPANY

                             Deloitte & Touche LLP
                           Two World Financial Center
                            New York, New York 10281
                                     U.S.A.